Exhibit 10.55

CONFIDENTIAL TREATMENT REQUESTED. *********** INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

EXECUTION COPY

DATAFEED LICENSE AGREEMENT

BETWEEN

BROADRIDGE INVESTOR COMMUNICATION SOLUTIONS, INC.

AND

INSTITUTIONAL SHAREHOLDER SERVICES, INC.

DATED

MAY 31, 2012

SECTION 1.	Definitions	4

SECTION 2.	Operation of the Consolidated Datafeed	7
2.1.	Expenses; Availability	7
2.2.	Access	7
2.3.	Distribution Guidelines	7
2.4.	Updates	7
2.5.	New Components	7

SECTION 3.	License	8
3.1.	License Grant of ISS Vote Instructions	8
3.2.	Sublicenses	8
3.3.	License Grant of Enhanced Components	8
3.4.	License Grant for Use of Global Agenda Proposal Codes	8

3.5.	Scope of License	9
3.6.	Creation of Reports	9
3.7.	Acknowledgement of Termination	9

SECTION 4.	Support Services	9
4.1.	Service Level Agreement	9
4.2.	Additional Support Services	9
4.3.	ISS Services	9

SECTION 5.	Ownership of Intellectual Property	10
5.1.	Ownership of Consolidated Datafeed	10
5.2.	Ownership of Enhanced Components	10
5.3.	ISS Proprietary Information	10
5.4.	Broadridge Proprietary Information	11

SECTION 6.	Fees	11
6.1.	Vote Instruction Fee	11
6.2.	Services Fee	12
6.3.	Minimum Annual Ballot Requests Fee	12
6.4.	Failure to Pay and Overdue Payments	12

SECTION 7.	Representations, Warranties and Covenants	12
7.1.	ISS Representations	12
7.2.	Broadridge Representations	12
7.3.	Broadridge Covenants	13
7.4.	ISS Covenants	14
7.5.	Disclaimer of Warranties	15

SECTION 8.	Pricing Adjustment	15
8.1.	***********	15
8.2.	***********	15

SECTION 9.	Limitation of Liability	16

SECTION 10.	Indemnification	16
10.1.	ISS Indemnity	16
10.2.	Broadridge Indemnity	16

SECTION 11.	Confidentiality	17
11.1.	Confidential Information	17
11.2.	Use of Confidential Information	17
11.3.	Unauthorized Use	18
11.4.	Return of Information	18
11.5.	Injunctions	18

SECTION 12.	Term and Termination	18
12.1.	Term	18
12.2.	Termination	19
12.3.	Effect of Termination	20

SECTION 13.	INTENTIONALLY OMITTED	20

SECTION 14.	Miscellaneous	20
14.1.	Governing Law	20
14.2.	Consent to Jurisdiction	20
14.3.	Waiver of a Jury Trial	20
14.4.	Relationship	21
14.5.	No Promotion	21
14.6.	Notices	21
14.7.	Entire Agreement	22
14.8.	Severability	22
14.9.	Further Assurances	22
14.10.	Force Majeure	22
14.11.	Advertising and Publicity	22
14.12.	Amendments; Waivers	22
14.13.	Assignment	23
14.14.	Successors; Assigns; Third-Party Beneficiaries	23
14.15.	Survival	23
14.16.	Counterparts	23

Exhibits, Appendices and Annexes

I.	Annex I – Service Levels

II.	Annex II – Vote Instruction Fee

III.	Exhibit 4.2 – Additional Services to be Provided by Broadridge

IV.	Exhibit 12.2(h) – List of Entities Triggering a Change of Control Termination

V.	Appendix A – Global Proposal Procurement Process

DATAFEED LICENSE AGREEMENT

This Datafeed License Agreement (this “Agreement”), entered into on May 31, 2012 (the “Effective Date”), sets forth the understanding between Broadridge Investor Communication Solutions, Inc. (formerly known as ADP Investor Communication Services, Inc., a Delaware corporation, “Broadridge”), and Institutional Shareholder Services, Inc., a Delaware corporation (“ISS”), concerning the implementation and operation of the Consolidated Datafeed to facilitate straight-through processing of Ballots and Vote Instructions. As of the Effective Date, this Agreement supersedes and replaces the Datafeed License Agreement, dated October 27, 2003, between Broadridge and ISS, as amended (the “Prior Agreement”), which Prior Agreement shall automatically terminate and be of no further force and effect (without any liability on the parties thereto) as of the Effective Date.

WHEREAS, Broadridge owns a Consolidated Datafeed which ISS wishes to license in connection with the management and tracking of proxy votes by ISS, and Broadridge wishes to so license the Consolidated Datafeed to ISS for such purposes;

NOW, THEREFORE, be it resolved that, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

SECTION 1. Definitions

As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person and (b) any executive officer or director of such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto. Agreement, as used herein, shall include all Exhibits, Annexes, Schedules and Appendices attached hereto.

“Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

“Ballot” means any voteable position (including, without limitation, empty ballots) identified by Broadridge to be sent to ISS through the Consolidated Datafeed.

“Broadridge” has the meaning set forth in the Preamble hereto.

“Broadridge Proprietary Information” has the meaning set forth in Section 5.4(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in the State of New York are not required or authorized to close

“Confidential Information” has the meaning set forth in Section 11.2.

“Consolidated Datafeed” means the specific data exchanges of the consolidated agenda file, consolidated meeting file, consolidated director file, consolidated ballot file datafeed and the returned ballot confirmation file and vote instruction files for accounts of institutions for which ISS has voting authority.

“Datafeed Vote Instruction Fee” has the meaning set forth in Section 6.1.

“Disclosing Party” has the meaning set forth in Section 11.1.

“Downtime” means those periods of time during which the Consolidated Datafeed is not available to ISS for purposes of processing meeting, agenda and Ballot information, but not including Scheduled Maintenance and Unscheduled Maintenance.

“Effective Date” means the date of this Agreement.

“Enhanced Components” means the ISS Vote Instructions and Global Agenda Proposal Codes.

“Extended Third-Party Agreement” has the meaning set forth in Section 8.2.

“File Transfer” means a file transfer that is encrypted using the SCP (secure copy) over SSH (secure shell) open standards based protocol or its equivalent as mutually agreed to by Broadridge and ISS

“Global Agenda Proposal Code Definition Table” means the index that associates the Global Agenda Proposal Codes to A) classes and then further into, B) detailed descriptions of each proprietary Global Agenda Proposal Code to allow for the specific identification of each proposal item found on proxy agendas worldwide when meeting materials are available.

“Global Agenda Proposal Codes” means the detailed proprietary codes that ISS uses to classify each agenda item found on proxy agendas worldwide when meeting materials are available. Each agenda item is defined by a proposal code. The proposal codes consist of a unique five-digit alpha numeric identifier which can be used to categorize each agenda item into a class description which is then further defined in specific detail in the Global Agenda Proposal Code Definition Table.

“Global Proposal Procurement Process” means the process through which ISS provides Broadridge daily detailed Global Agenda Proposal Codes and a semi-annual Global Agenda Proposal Code Definition Table for all proxy meeting agendas worldwide, when meeting materials are available. This process is detailed in Appendix A hereto.

“Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

“Initial Term” has the meaning set forth in Section 12.1.

“ISS” has the meaning set forth in the Preamble hereto.

“ISS Proprietary Information” has the meaning set forth in Section 5.3(a).

“Material Adverse Effect” means a material adverse effect on the business, financial condition, assets or results of operations of a party.

“Minimum Annual Ballot Requests Fee” has the meaning set forth in Section 6.3.

“Minimum Annual Fee Ballot Percentage” has the meaning set forth in Section 6.3.

“Nominees” has the meaning set forth in Section 12.2(d).

“Person” means any natural person, corporation, partnership, limited liability company, trust or any other legal entity.

“Receiving Party” has the meaning set forth in Section 11.1.

“Revised Term” has the meaning set forth in Section 8.2.

“Scheduled Maintenance” means those periods of time, during which Broadridge performs maintenance to or repairs all or part of the Consolidated Datafeed. Any Scheduled Maintenance shall occur between 11:00 a.m. and 4:00 p.m. E.S.T. on Saturday or Sunday, and is subject to prior e-mail notification to ISS, at least two weeks in advance of the Scheduled Maintenance.

“Services” has the meaning set forth in Section 4.2.

“Support Services” has the meaning set forth in Section 4.1.

“Term” has the meaning set forth in Section 12.1.

“Third-Party Agreement” has the meaning set forth in Section 8.1.

“Third-Party Favorable Terms” has the meaning set forth in Section 8.1.

“Transition Period” has the meaning set forth in Section 12.3 (a).

“Unsanctioned Method or Unsanctioned Form” means any method or form of Vote Instruction transmitted electronically by ISS other than through such method or form prescribed by Broadridge in the instructions published and available for review by a user upon accessing the applicable electronic form or method in question.

“Unscheduled Maintenance” means those periods of time, aside from Scheduled Maintenance periods, during which Broadridge performs maintenance to or repairs all or part of the Consolidated Datafeed.

“Vote Instruction” means any instruction given by a beneficial owner of a security that directs a Person with legal authority to vote such security and which is transmitted to Broadridge.

SECTION 2. Operation of the Consolidated Datafeed.

2.1. Expenses; Availability. Broadridge shall, at its expense, provide the Consolidated Datafeed to ISS in the Broadridge standard format and as described in the related documentation. Broadridge shall provide ISS in a timely manner related documentation, which will include a data dictionary describing each data field (with mandatory or optional designations and acceptable values for the data fields) and sample files. The Consolidated Datafeed will be delivered in the manner set forth in Annex I hereto and as otherwise agreed between both parties in writing (for the avoidance of doubt, including email). Broadridge shall ensure that the Consolidated Datafeed is available to ISS at all times, other than during Scheduled Maintenance, Unscheduled Maintenance or emergency maintenance as set forth in the attached Annex I.

2.2. Access. ISS may access the Consolidated Datafeed from any ISS personal computer, local area network or other central processing unit located at any ISS facility. ISS shall provide at its own expense all communications equipment, including telephone lines and modems, usage or connect charges, necessary for access to the Consolidated Datafeed.

2.3. Distribution Guidelines. Broadridge will be responsible for the accuracy, completeness, and timely availability of meeting notice, ballots and agenda data on the Consolidated Datafeed that are generated, in keeping with Broadridge’s normal standards for delivery of such information.

2.4. Updates. During the Term, Broadridge may from time to time update, enhance or modify the Consolidated Datafeed. Broadridge shall provide ISS with the most current, up-to-date version of the Consolidated Datafeed, including, without limitation, the most current version of the Consolidated Datafeed, reflecting any updates, enhancements or modifications as may be required by applicable law or Securities and Exchange Commission rules or regulations, at such time as the new version is released. Any such updates to the Consolidated Datafeed shall be at no additional charge. The parties acknowledge that from time to time the Consolidated Datafeed may require certain mutually agreed upon modifications to properly interface with each of the parties’ servers. Upon ISS’s written request, Broadridge shall perform necessary modifications to the Consolidated Datafeed so that it will continue to interface properly with the ISS server.

2.5. New Components. If, during the Term, Broadridge develops new components or functionality for the Consolidated Datafeed, then the new components or functionality shall be offered to ISS at an additional fee to be mutually agreed upon in writing. ISS may, at its option, accept or reject the inclusion of each new component or functionality in the Consolidated Datafeed. Upon the acceptance of each new component or functionality by ISS, such new component or functionality will be automatically included in the license granted to ISS hereunder and Broadridge shall support the new component or functionality on terms and conditions mutually acceptable to both parties in writing. If ISS accepts a new component or functionality that requires customization for integration into the Consolidated Datafeed, both parties shall use commercially reasonable efforts to enter into a statement of work to integrate such new component or functionality. Upon execution by the parties, each such statement of work shall constitute an amendment to this Agreement. If at any time during the Term ISS elects not to use any new component or functionality, then included in the Consolidated Datafeed, then ISS shall, at its sole expense and within 60 days of the implementation of such new component or functionality, do whatever is necessary to adapt to any format changes that may be required to allow ISS to continue to use the Consolidated Datafeed as contemplated by this Agreement.

SECTION 3. License.

3.1. License Grant of Consolidated Datafeed. During the Term, Broadridge hereby grants to ISS a non-exclusive, worldwide license to use, possess, display and otherwise process and handle the Consolidated Datafeed in all electronic forms and media in connection with ISS’s voting agent services solely and exclusively for the purposes of processing meeting, agenda and ballot information of custodians using Broadridge as their proxy processing agent for accounts for which ISS has voting authority and generating, distributing and returning ISS Vote Instructions for positions held with such custodians. Except for the license granted in this Section 3.1, ISS shall have no other rights to the Consolidated Datafeed or the information provided by Broadridge.

3.2. Sublicenses. During the Term, ISS shall have the right to sublicense (including, without limitation, the right to further sublicense) to any Affiliate the rights licensed to ISS in Section 3.1 (License Grant of Consolidated Datafeed) exclusively, provided that each sublicensee agrees to be bound by the terms of this Agreement and ISS shall remain responsible for each sublicensee hereunder.

3.3. License Grant for Use of ISS Vote Instructions. During the Term, ISS hereby grants to Broadridge a royalty-free worldwide license to use, possess, reproduce, modify, display, distribute and otherwise process and handle the ISS Vote Instructions solely for the purpose of providing the Consolidated Datafeed to ISS pursuant to the terms of this Agreement. Broadridge shall not use the ISS Vote Instructions in any fashion that would reveal, disclose or identify any information (which was not otherwise previously known or acquired by Broadridge through lawful means) about ISS clients or their voting histories or instructions.

3.4. License Grant for Use of Global Agenda Proposal Codes. During the Term (and thereafter as provided herein), ISS hereby grants to Broadridge a royalty-free, worldwide license to use, possess, reproduce, modify, display, distribute and otherwise process and handle the Global Agenda Proposal Codes as set forth in Section 4.3 hereof.

3.5. Scope of License. Except as expressly provided herein, no license, right, title or interest in or to the Consolidated Datafeed is granted to ISS, and no license, right, title or interest in or to the Enhanced Components is granted to Broadridge, either expressly or by implication, estoppel or otherwise.

3.6. Creation of Reports. Notwithstanding anything to the contrary contained in this Agreement, ISS is hereby authorized to extract investment position and vote history information generated by the use of the Consolidated Datafeed (including the Enhanced Components) and to incorporate such extracted information into ISS’s vote compilation software for the purpose of creating reports which indicate an investor’s combined positions and voting history records across all accounts for which ISS has voting authority. ISS is solely responsible for the content of any and all information and/or data extracted as set forth above and Broadridge shall have no liability or obligation with respect to the accuracy of such information and data or the accuracy of any reports generated therefrom.

3.7. Acknowledgment of Termination. The parties acknowledge that the Proxy Edge License Agreement, dated January 1, 1998, between Broadridge and ISS, has been previously terminated.

SECTION 4. Support Services

4.1. Service Level Agreement. Broadridge shall provide the support services specified in, and according to the terms and conditions set forth in Annex I hereto (the “Support Services”).

4.2. Additional Support Services. Broadridge shall, at no additional cost, provide to ISS the following additional services (together with the Support Services, the “Services”) for the Consolidated Datafeed (including all updates, enhancements and modifications thereto): (a) provide telephone support on every Business Day to assist in the implementation, utilization and maintenance of the Consolidated Datafeed, (b) provide upgrades or updates (and appropriate documentation) that contain error or defect corrections, (c) correct any error or defect in content or the transmission of the Consolidated Datafeed reported by ISS, or any of which Broadridge becomes aware, within a reasonable time frame given the severity of such error or defect, which error or defect causes the Consolidated Datafeed not to perform substantially in accordance with the description of its functions contained herein and (d) answer questions and respond to problems related to (i) data communications, data quality and accuracy, (ii) whether a share position has been reported, and (iii) whether an electronic ballot has been transmitted, received, confirmed, released, or reported for tabulation. Upon written (for the avoidance of doubt, including email) request by ISS or custodians of ISS’s clients, Broadridge will ascertain the current voting status of any account, including review of unreleased votes. Telephone or telecommunication charges under this Agreement will be borne by the party placing the call. Broadridge may, but shall not be obligated to, record telephone calls and ISS hereby consents to the recording of such calls. In addition, Broadridge shall also provide the additional services, together with reasonable maintenance, set forth in Exhibit 4.2 hereto, as part of the Datafeed Vote Instruction Fee.

4.3 ISS Services. Upon the execution of this Agreement, ISS and Broadridge shall reasonably cooperate to agree on a mutually acceptable prompt schedule and specifications to provide ***********.

SECTION 5. Ownership of Intellectual Property

5.1. Ownership of Consolidated Datafeed. ISS acknowledges that as between the parties, Broadridge owns all right, title and interest in and to the Consolidated Datafeed other than the Enhanced Components. ISS shall not take any action that is inconsistent with such ownership of the Consolidated Datafeed and agrees that nothing in this Agreement and no use of the Consolidated Datafeed by ISS pursuant to this Agreement shall vest in ISS, or be construed to vest in ISS, any right of ownership in or to the Consolidated Datafeed other than the right to use the Consolidated Datafeed solely in accordance with the terms and conditions of this Agreement.

5.2. Ownership of Enhanced Components. Broadridge acknowledges that as between the parties, ISS owns all right, title and interest in and to the Enhanced Components. Broadridge shall not take any action that is inconsistent with such ownership of the Enhanced Components and agrees that nothing in this Agreement and no use of the Enhanced Components by Broadridge pursuant to this Agreement shall vest in Broadridge, or be construed to vest in Broadridge, any right of ownership in or to the Enhanced Components other than the right to use the Enhanced Components solely in accordance with the terms and conditions of this Agreement.

5.3. ISS Proprietary Information.

(a) Broadridge acknowledges and understands ISS’s representation that the securities holdings, investment plans, client records and other proprietary or confidential information of ISS, and all information relating thereto, are confidential, proprietary and trade secrets of ISS and ISS’s clients (except with respect to information in the public domain) (“ISS Proprietary Information”). Broadridge acknowledges that during its performance of its obligations hereunder, Broadridge may be provided with or have access to ISS Proprietary Information, which it shall treat as Confidential Information and comply with the obligations concerning Confidential Information set forth in Section 11 hereof. Broadridge further agrees that in addition to ISS’s right to seek equitable and injunctive relief to prevent unauthorized, negligent or inadvertent use or disclosure of ISS Proprietary Information as provided for in Section 11 hereof, ISS shall be entitled to recover, subject to the limitations on liability herein, the amount of all such damages (including reasonable attorneys’ fees and expenses) in connection with such use or disclosure.

(b) Notwithstanding anything in this Section 5.3 to the contrary, Broadridge may use (i) information obtained from ISS such as its feedback and suggestions regarding the Consolidated Datafeed, and (ii) ISS’s and ISS clients’ voting patterns for purposes of providing statistical data to third parties, provided that in each case neither ISS’s nor its clients’ identities are disclosed nor could reasonably be inferred from the context of the description. ISS shall have the right to review and approve in writing the characterization of ISS’s client voting records (identified as such) or patterns prior to any dissemination of such information to any Person other than ISS. Nothing in this paragraph or anywhere else in this Agreement shall be interpreted as a restriction of any kind on Broadridge’s use of information (i) that is not ISS Proprietary Information, (ii) of which ISS is not the owner, or (iii) that did not emanate from ISS (so long as such information was previously known or acquired by Broadridge through lawful means).

5.4. Broadridge Proprietary Information.

(a) ISS acknowledges and understands Broadridge’s representation that the securities holdings, investment plans, client records as well as certain intellectual property contained in Broadridge’s Proxy Plus System and other proprietary or confidential information of Broadridge, and all information relating thereto, are confidential, proprietary and trade secrets of Broadridge and Broadridge’s clients (except with respect to information in the public domain) (“Broadridge Proprietary Information”). ISS acknowledges that during its performance of its obligations hereunder, ISS may be provided with or have access to Broadridge Proprietary Information, which it shall treat as Confidential Information and comply with the obligations concerning Confidential Information set forth in Section 11 hereof. ISS further agrees that in addition to Broadridge’s right to seek equitable and injunctive relief to prevent unauthorized, negligent or inadvertent use of disclosure of Broadridge Proprietary Information as provided for in Section 11 hereof, Broadridge shall be entitled to recover, subject to the limitations on liability herein, the amount of all such damages (including reasonable attorney’s fees and expenses) in connection with such use or disclosure.

SECTION 6. Fees.

6.1. Vote Instruction Fee. During the Term, subject to Section 6.3 below, ISS shall pay Broadridge a fee per Vote Instruction (the “Datafeed Vote Instruction Fee”) as set forth on Annex II hereto (subject to any adjustments pursuant to Section 8 herein) for Vote Instructions pertaining to Ballots transmitted via the Consolidated Datafeed by Broadridge to ISS, and returned by ISS to Broadridge through the Consolidated Datafeed. The aggregate Datafeed Vote Instruction Fees shall be invoiced to ISS on a monthly basis during the Term.

6.2. Services Fee. Broadridge shall provide the Services (outlined in Section 4.1 and 4.2 herein) to ISS at no additional cost.

6.3. Minimum Annual Ballot Requests Fee. Notwithstanding anything contained in this Agreement to the contrary, with respect to each year of the Term, ISS shall be obligated to pay to Broadridge a minimum fee (the “Minimum Annual Ballot Requests Fee”) equal to (A) ***********, MULTIPLIED BY (B) the product of (x) *********** and (y) a number equal to ***********% (the “Minimum Annual Fee Ballot Percentage”). ISS’s obligation to pay the Minimum Annual Ballot Requests Fee shall be absolute, irrespective of the number of Vote Instructions actually transmitted to Broadridge via the Consolidated Datafeed for the year in question and will be due and payable if necessary ***********.

6.4. Failure to Pay and Overdue Payments. Any payments other than payments subject to a bona fide dispute, that are not made within 60 days of the invoice date as provided in this Section 6 shall bear interest at the annual rate of 8%. Such remedy is not exclusive but shall be cumulative along with any and all other remedies available to Broadridge under this Agreement and Applicable Law.

SECTION 7. Representations, Warranties and Covenants.

7.1.	ISS Representations. ISS represents and warrants to Broadridge the following:

(a) It is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All requisite corporate actions necessary for the due authorization, execution, delivery, and performance of this Agreement by ISS have been duly taken. ISS has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of ISS enforceable against ISS in accordance with its terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(b) The execution, delivery and performance by ISS of this Agreement does not and will not violate or conflict with, or require the consent of any third party under, any agreements, rights, or obligations existing between ISS and any other Person.

(c) It has the full legal right to grant to Broadridge the licenses granted under this Agreement. ISS’ performance of its obligations under this Agreement does not infringe upon any intellectual property right or proprietary right of any Person

7.2.	Broadridge Representations. Broadridge represents and warrants to ISS the following:

(a) It is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power and authority to execute and deliver this

Agreement and to perform its obligations hereunder. All requisite corporate actions necessary for the due authorization, execution, delivery, and performance of this Agreement by Broadridge have been duly taken. Broadridge has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of Broadridge enforceable against Broadridge in accordance with its terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(b) The execution, delivery and performance by Broadridge of this Agreement does not and will not violate or conflict with, or require the consent of any third party under, any agreements, rights, or obligations existing between Broadridge and any other Person.

(c) It has the full legal right to grant to ISS the licenses granted under this Agreement and its performance of its obligations under this Agreement does not infringe upon any intellectual property right or proprietary right of any Person.

7.3. Broadridge Covenants. Broadridge covenants to ISS as follows:

(a) During the Term, Broadridge shall not knowingly distribute any material or operate any system including, without limitation, its Consolidated Datafeed that (i) infringes any intellectual property rights of any Person or (ii) violates any law, statute, ordinance, or regulation (including without limitation, the laws and regulations governing export control), and shall use commercially reasonable efforts to prevent the distribution of any material, program, device or system, including, without limitation, the Consolidated Datafeed, that contains any viruses, trojan horses, worms, time bombs, cancelbots, or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept, gain unauthorized access to or control over, or expropriate any system, data or personal information or in any way affect its obligations hereunder.

(b) The Consolidated Datafeed shall comply in all material respects, and operate in substantial conformance, with the descriptions and representations set forth in this Agreement (and any amendments to this Agreement).

(c) During the Term, Broadridge shall conduct an annual SSAE-16 audit or similar audit at least as comprehensive as the SSAE-16 audit and shall provide the results of such audit to ISS.

(d) During the Term, Broadridge shall conduct a bi-annual disaster recovery test and provide the results of such test to ISS.

(e) During the Term, but only on one (1) occasion per year, ISS may retain an independent third party, at its cost, to conduct a quality assurance review of the Consolidated Datafeed; however, such review shall not extend to review, disclosure and audit of any proprietary systems, trade secrets or intellectual property of Broadridge, including, but not limited to, source code or password protected code, inventions, know-how, confidential customer data or third party software or proprietary material licensed by Broadridge. The audit may be conducted provided that the actual report and the results of such audit shall be deemed Confidential Information of Broadridge and the report and results of such audit may only be disclosed to ISS after execution by ISS of an appropriate non-disclosure agreement, and in no event shall the report and results be disclosed to any third party without Broadridge’s prior written consent. In no event shall the results of the audit be used by ISS to compete with Broadridge or to the detriment of Broadridge’s business.

(f) Annually, Broadridge shall negotiate in good faith with ISS to determine the appropriateness and extent, if any, of a mutually beneficial increase to the de minimis activity threshold set forth in Section 12.2(d).

7.4. ISS Covenants. ISS covenants to Broadridge as follows:

(a) During the Term, ISS shall not knowingly distribute any material or operate any system, including, without limitation, the Enhanced Components, that (i) infringes any intellectual property rights of any Person or (ii) violates any law, statute, ordinance, or regulation (including without limitation, the laws and regulations governing export control), and shall use commercially reasonable efforts to prevent the distribution of any material, program, device or system, including, without limitation, the Enhanced Components, that contains any viruses, trojan horses, worms, time bombs, cancelbots, or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept, gain unauthorized access to or control over, or expropriate any system, data or personal information or in any way affect its obligations hereunder.

(b) During the Term, ISS shall conduct an annual SSAE-16 audit or similar audit at least as comprehensive as a SSAE-16 audit and shall provide the results of such audit to Broadridge.

(c) During the Term, ISS shall conduct a bi-annual disaster recovery test and provide the results of such test to Broadridge.

(d) During the Term, but only on one (1) occasion per year, Broadridge may retain an independent third party, at its cost, to conduct an audit of the process flow and controls used by ISS to provide the ISS proxy voting services contemplated under this Agreement; however, such audit shall not extend to review, disclosure and audit of any proprietary systems, trade secrets or intellectual property of ISS, including, but not limited to, source code or password protected code, inventions, know-how, confidential customer data or third party software or proprietary material licensed by ISS. The audit may be conducted provided that the actual report and the results of such audit shall be deemed Confidential Information of ISS and the report and results of such audit may only be disclosed to Broadridge after execution by Broadridge of an appropriate non-disclosure agreement, and in no event shall the report and results be disclosed to any third party without ISS’s prior written consent. In no event shall the results of the audit be used by Broadridge to compete with ISS or to the detriment of ISS’s business.

(e) Subject to Broadridge’s obligations set forth in Annex I hereto, ISS agrees to transmit all Vote Instructions pertaining to Ballots received from Broadridge via the Consolidated Datafeed unless ISS shall be precluded from transmitting such Vote Instructions by such means due to Downtime, Scheduled Maintenance or Unscheduled Maintenance. In the

event that ISS (i) receives a Ballot from Broadridge via any method other than via the Consolidated Datafeed, or (ii) is precluded from transmitting Vote Instructions via the Consolidated Datafeed due to Downtime, Scheduled Maintenance or Unscheduled Maintenance, or due to any act or omission of Broadridge in contravention of its obligations under this Agreement, ISS may, under such circumstances, transmit Vote Instructions through such method(s) (including, without limitation, via the Internet, telephone and facsimile) as ISS shall reasonably determine in its sole discretion. Notwithstanding the foregoing, ISS shall not use any Unsanctioned Method or Unsanctioned Form.

(f) Annually, ISS shall negotiate in good faith with Broadridge to determine the appropriateness and extent, if any, of a mutually beneficial increase to the de minimis activity threshold set forth in Section 12.2(d).

7.5. Disclaimer of Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL OTHER WARRANTIES AND CONDITIONS ON BEHALF OF EITHER PARTY, WHETHER EXPRESSED OR IMPLIED BY STATUTE, COMMON LAW, OR OTHERWISE, ARE TO THE EXTENT PERMISSIBLE BY LAW HEREBY EXCLUDED. IN PARTICULAR, BROADRIDGE AND ISS HEREBY ACKNOWLEDGE THAT NEITHER BROADRIDGE NOR ISS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, TO THE OTHER OR TO ANY THIRD PARTIES AS TO THE QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS AND SERVICES OFFERED UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY GIVES ANY ASSURANCE OR WARRANTY REGARDING THE PAST OR CONTINUED SUPPLY, ACCURACY, CALCULATION OR PUBLICATION OF THE CONSOLIDATED DATAFEED OR THE ENHANCED COMPONENTS.

SECTION 8. Pricing Adjustment.

8.1.***********. ***********.

8.2.***********. ***********.

SECTION 9. Limitation of Liability.

NEITHER PARTY SHALL HAVE ANY LIABILITY FOR LOST PROFITS OR INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 10. Indemnification.

10.1. ISS Indemnity. ISS shall indemnify and hold harmless Broadridge, its Affiliates and their respective officers, directors, partners, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any third party claim, action, or proceeding that directly arises out of or relates to: (i) any breach by ISS of its representations, warranties or covenants hereunder or (ii) any claim that the Enhanced Components, any part thereof or any technology used in connection therewith, infringes any U.S. patent, copyright, trademark, trade name or other proprietary right, including misappropriation of trade secrets; provided, however, that (a) Broadridge notifies ISS promptly of any such claim, action or proceeding; (b) Broadridge grants ISS control of its defense and/or settlement; and (c) Broadridge cooperates with ISS, at ISS’s expense, in the defense thereof. Upon request by Broadridge, ISS shall periodically reimburse Broadridge for its reasonable expenses incurred under this Section 10.1. Broadridge shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of ISS without waiving the indemnity hereunder. ISS, in the defense of any such claim, action or proceeding, except with the written consent of Broadridge, shall not consent to the entry of any judgment or enter into any settlement which either (A) does not include, as an unconditional term, the grant by the claimant to Broadridge of a release of all liabilities in respect of such claims or (B) adversely affects the rights or public image of Broadridge in respect of such claim, action or proceeding.

10.2. Broadridge Indemnity.

(a) Broadridge shall indemnify and hold harmless ISS, its Affiliates and their officers, directors, partners, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any third party claim, action, or proceeding that directly arises out of or relates to: (i) any breach by Broadridge of its representations, warranties or covenants hereunder; or (ii) any claim that the Consolidated Datafeed, any part thereof or any technology used in connection therewith, infringes any U.S. patent, copyright, trademark, trade name or other proprietary right, including misappropriation of trade secrets; provided, however, that (a) ISS notifies Broadridge promptly of any such claim, action or proceeding of which it becomes aware; (b) ISS grants Broadridge control of its defense and/or settlement; and (c) ISS cooperates with Broadridge, at Broadridge’s expense, in the defense thereof. Upon request by ISS, Broadridge shall periodically reimburse ISS for its reasonable expenses incurred under this Section 10.2. ISS shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of Broadridge without waiving the indemnity hereunder. Broadridge, in the defense of any such claim, action or proceeding, except with the written consent of ISS, shall not consent to the entry of any judgment or enter into any settlement which either (A) does not include, as an unconditional term, the grant by the claimant to ISS of a release of all liabilities in respect of such claims or (B) adversely affects the rights or public image of ISS in respect of such claim, action or proceeding.

(b) Without limiting the rights to indemnification set forth herein, if, as a result of any such infringement claim, ISS is enjoined from using the Consolidated Datafeed, or in Broadridge’s judgment such an injunction is likely to be issued, Broadridge, at its expense, may either modify the Consolidated Datafeed so that it is no longer infringing (so long as its functionality is not impaired), replace the Consolidated Datafeed with functionally equivalent products or services, or obtain a right from such claimant for ISS to continue to use the Consolidated Datafeed on terms no less favorable than those set forth in this Agreement.

SECTION 11. Confidentiality.

11.1. Confidential Information. The parties recognize that, in connection with the performance of this Agreement (including the Services), before and after the date of this Agreement, each party or their respective Affiliates (in such capacity, the “Disclosing Party”) has disclosed and may disclose Confidential Information to the other party or such party’s Affiliates (the “Receiving Party”). For purposes of this Agreement, “Confidential Information” means (i) all information about either party’s business, business plans, customers, strategies, trade secrets, operations, records, finances, assets, and information that reveals the processes, methodologies, technology (including source code and object code) or know-how by which either party’s existing or future products, services, applications and methods of operation are developed, conducted or operated, regardless of its form or the medium in which it is stored; or (ii) any information that reasonably should be expected by the Receiving Party to be confidential by virtue of its content or context.

11.2. Use of Confidential Information. Notwithstanding anything to the contrary contained in Section 11.1, “Confidential Information” shall not include information which: (i) was at the time of disclosure already in the possession of the Receiving Party and not subject to any duty or obligation of confidentiality or nondisclosure, as shown by written record; (ii) becomes publicly known through no wrongful act of the Receiving Party; (iii) was independently made available to the Receiving Party by an unrelated and independent third party whose disclosure shall not, to the knowledge of the Receiving Party after due inquiry, constitute a breach of any duty of confidentiality owed to the Disclosing Party; or (iv) has been independently developed by the Receiving Party. The Receiving Party agrees (A) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or as permitted hereby and (B) not to disclose any such Confidential Information, except (1) to a limited number of its employees on a need to know basis, (2) to its agents, representatives, lawyers and other advisers that have a need to know such Confidential Information, (3) to software consultants and advisors who have a need to know such Confidential Information in the course of the performance of their duties, provided that such parties enter into appropriate written agreements to keep all Confidential Information confidential which are enforceable by the Disclosing Party, to protect the confidentiality of such Confidential Information, and (4) if compelled to be disclosed pursuant to a court order or other legal process, provided that the Disclosing Party shall first have the opportunity to request an appropriate protective order.

11.3. Unauthorized Use. The Receiving Party shall take all commercially reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party’s Confidential Information and shall be responsible for any disclosure or misuse of Confidential Information that results from a failure to comply with this Section 11.3. The Receiving Party shall be fully responsible for any breach of this Agreement by its agents, contractors, representatives and employees. The Receiving Party shall promptly report to the Disclosing Party any actual or suspected violation of the terms of this Agreement and shall take all reasonable further steps required by the Disclosing Party to prevent, control or remedy any such violation.

11.4. Return of Information. The Receiving Party shall, at the request of the Disclosing Party, retrieve all Confidential Information from its permitted disclosees and thereafter shall (i) promptly return all Confidential Information held or used by the Receiving Party in whatever form, or (ii) at the discretion of the Receiving Party, promptly destroy all such Confidential Information and certify such destruction to the Disclosing Party, provided that during the Term, the Disclosing Party will not make such a request with respect to Confidential Information necessary for the Receiving Party to perform its obligations hereunder.

11.5. Injunctions. In view of the difficulties of placing a monetary value on the Confidential Information, the Disclosing Party may be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent any further breach of this Section 11 or further unauthorized use of its Confidential Information. This remedy is separate from and in addition to any other remedy the Disclosing Party may have.

SECTION 12. Term and Termination.

12.1. Term. Subject to early termination under Section 12.2 below, the initial term of this Agreement shall commence on the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date (the “Initial Term”); provided, that the term of this Agreement shall automatically renew for successive three (3) year periods (together with the Initial Term, the “Term”) unless it is terminated by either party by giving written notice to the other party at least ninety (90) days before the end of the Initial Term or any succeeding renewal term.

12.2. Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time:

(a) By mutual consent of Broadridge and ISS;

(b) By ISS if Broadridge has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice of such breach is given to Broadridge (provided that ISS is not then in material breach of the terms of this Agreement, and provided further that no cure period shall be required for a breach which by its nature cannot be cured) unless such breach shall not reasonably be likely to prevent the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect on ISS;

(c) By Broadridge if ISS has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice of such breach is given to ISS (provided that Broadridge is not then in material breach of the terms of this Agreement, and provided further that no cure period shall be required for a breach which by its nature cannot be cured) unless such breach shall not reasonably be likely to prevent the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect on Broadridge;

(d) Subject to Sections 7.3(f) and 7.4(f), by Broadridge if, during the Term, ISS commences any activity, other than on a “de minimis” basis, related to acting as an agent or otherwise as an outsourced service provider, on behalf of banks, broker-dealers or other nominees in North America (in the aggregate, “Nominees”), in connection with fulfilling such Nominees’ obligations pursuant to Rules 14b-1 or 14b-2, respectively, under the Securities Exchange Act of 1934, as amended, or any successor rules or regulations. For purposes of this Section 12.2(d), a “de minimis” basis shall mean the processing by ISS of 3,000 or fewer Nominee customer accounts in any calendar year; provided, such Nominee customer accounts (i) contain positions for securities of North American issuers trading on North American securities exchanges and (ii) are accounts of Persons not domiciled in North America. Within 10 Business Days after the end of each calendar year during the Term, upon request by Broadridge, ISS shall deliver to Broadridge a written certification of ISS’s compliance with the provisions of this Section 12.2(d);

(e) By either party upon a breach by the other party of Section 14.13 (Assignment);

(f) By either party if: (i) there shall be a final, non-appealable order of a Federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal;

(g) By either party in the event the other party intentionally discloses any Confidential Information of the other party in breach of this Agreement; and

(h) By Broadridge, ***********, in the event of a change in control of ISS involving any of the entities set forth in Exhibit 12.2(h) hereto. For purposes of this Agreement, “change of control” will mean ***********.

12.3. Effect of Termination.

(a) Upon the expiration or termination of this Agreement, provided that ISS continues to pay Fees pursuant to Section 6 hereof, Broadridge shall permit and not prohibit ISS’s continued use of the Consolidated Datafeed for a transition period (the “Transition Period”) in order to provide ISS adequate time to execute an uninterrupted migration by ISS from the use of the Consolidated Datafeed to the use and operation of an alternate system so as not to disrupt the business activities of ISS or any of ISS’s clients. Once such alternate system is operational on the ISS platform, ISS shall discontinue all use of the Consolidated Datafeed and return to Broadridge all materials and documentation related to the Consolidated Datafeed that are proprietary to Broadridge. In no event shall this Transition Period be less than 120 days or greater than six (6) months from the date of expiration or termination of this Agreement.

(b) Upon the termination of this Agreement pursuant to Section 12.2(d) above, ISS shall have the right to license Broadridge’s Proxy Edge Software for purposes of processing Ballots, which license shall be of no shorter duration than the then-remaining portion of the Term under this Agreement.

(c) Subject to Section 12.3(a), upon the expiration or termination of this Agreement, (i) Broadridge shall return to ISS all materials and documentation related to the Enhanced Components that are proprietary to ISS, and (ii) ISS shall return to Broadridge all materials and documentation related to the Consolidated Datafeed that are proprietary to Broadridge.

SECTION 13. INTENTIONALLY OMITTED.

SECTION 14. Miscellaneous.

14.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflict of law principles of such state.

14.2. Consent to Jurisdiction. Each of Broadridge and ISS irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of New York State sitting in the County of New York or any federal court of the United States of America sitting in the Southern District of New York arising out of or relating to this Agreement or the transactions contemplated thereby.

14.3. Waiver of a Jury Trial. Each party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14.3.

14.4. Relationship. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agent or employment relationship between the parties. Each party will refrain from acting in any manner which will prejudice or pledge the credit of the other party, from representing to any other Person that it has the authority to act as agent on behalf of such party and from making or purporting to make any contract on behalf such party.

14.5. No Promotion. Except as contemplated in this Agreement, each party agrees that it will not, without the prior written consent of the other party in each instance, (i) use in external advertising, publicity, or otherwise the name of the other party, or any affiliate of such party, or any partner or employee of such party, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party or its affiliates, or (ii) represent, directly or indirectly, that any information or any service provided by either party has been approved or endorsed by the other party.

14.6. Notices. All notices and other communications under this Agreement shall be:

(a) in writing,

(b) delivered by hand, by registered or certified mail, return receipt requested, or by overnight delivery service to the address set forth below or such address as either party shall specify by a written notice to the other; and

(c) deemed given upon receipt.

Notice to Broadridge:

Broadridge Investor Communication Solutions, Inc.

51 Mercedes Way

Edgewood, New York 11717

Attention: President

with a copy to:

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, New Jersey 07306

Attention: General Counsel

Notice to ISS:

Institutional Shareholder Services, Inc.

Attn: Head of Operations

201 David L. Boren Boulevard, Three Partners Place, Suite 300

Norman, Oklahoma 73072

with a copy to:

Institutional Shareholder Services, Inc.

Attn: General Counsel

Once Chase Manhattan Plaza

New York, NY 10005

14.7. Entire Agreement. This Agreement and the Schedule, Exhibits, Appendices and Annexes attached hereto contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings between the parties relating to the subject matter hereof and thereof, including, without limitation, the Proxy Edge License Agreement.

14.8. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

14.9. Further Assurances. The parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be commercially reasonable to accomplish the transactions contemplated by this Agreement.

14.10. Force Majeure. Neither Broadridge nor ISS shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of Governmental Authority, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected. So long as any such delay or interruption continues, the party responsible for such performance will use its reasonable best efforts to eliminate such conditions, as applicable, and will keep the other party fully informed at all times concerning the matters causing such delay or default and the prospects for their termination.

14.11. Advertising and Publicity. Neither party, nor anyone acting on such party’s behalf, shall publish, distribute or otherwise disseminate any press release, advertising or publicity matter having any reference to the other party of this Agreement, unless and until such matter has first been submitted to and approved in writing by the other party.

14.12. Amendments; Waivers. Except as otherwise expressly provided in this Agreement, no amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

14.13. Assignment. Broadridge shall have the right to assign or sublicense this Agreement and any of its rights, interests, or obligations hereunder to any Person, without ISS’s prior written consent, so long as such assignee does not directly or materially compete with ISS immediately prior to the date of such assignment and, provided that, such assignee shall be obligated to perform, and capable of performing, all of Broadridge’s obligations under this Agreement and shall so agree in writing to such obligation to perform. Subject to Broadridge’s rights under Section 12.2(h) hereof, ISS shall have the right to assign or sublicense this Agreement and any of its rights, interests, or obligations hereunder to any Person, without Broadridge’s prior written consent, so long as such assignee does not directly or materially provide substantially similar services or product offerings as those provided by Broadridge to ISS customers immediately prior to the date of such assignment and, provided that, such assignee shall be obligated to perform, and capable of performing, all of ISS’s obligations under this Agreement and shall so agree in writing to such obligation to perform.

14.14. Successors; Assigns; Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of each of the parties, and any Person who may become a party hereto and their respective successors, heirs and legatees and permitted assigns.

14.15. Survival. Sections 5, 9, 10, 11, 12.3 shall survive the termination or expiration of this Agreement. Any and all accrued liabilities shall survive the termination or expiration of this Agreement.

14.16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

The parties have caused their respective duly authorized representatives to execute this Agreement as of this 31 day of May, 2012.

INSTITUTIONAL SHAREHOLDER SERVICES, INC.

BY:	/s/ Stephen Harvey
	NAME: TITLE:	Stephen Harvey Managing Director

BROADRIDGE INVESTOR COMMUNICATION SOLUTIONS, INC.

BY:	/s/ Robert Schifellite
	NAME:	Robert Schifellite
	TITLE:	President
Investor Communication Solutions

Annex I

Service Levels

***********

Annex II

Vote Instruction Fee

The Datafeed Vote Instruction Fee that ISS shall pay Broadridge per Vote Instruction is set forth below:

ISS Price Per Vote Instruction (2012)

Price per Vote Instruction	Volume (per calendar year)

***********	***********

***********	***********

***********	***********

***********	***********

Notwithstanding anything to the contrary in the Agreement, if ISS does not deliver the Global Agenda Proposal Codes as required by Section 4.3 of the Agreement, the Datafeed Vote Instruction Fee above shall automatically increase by ***********.

Exhibit 4.2 – Additional Services to be Provided by Broadridge

Broadridge agrees to provide the following additional services as part of the Agreement:

Item	Short Description
1 – Missing Control # – Transactions where ISS has identified accounts they have but no ballot was received from Broadridge. Broadridge now feeds ISS.	Items identified by ISS where they did not receive control # information on the CDF. Feed between the 2 firms is electronic

2 – Echo Voting – Several ISS Clients want a proportionate voting model – Broadridge obtains the % of For/Against/Abstain for certain Funds & Issuers, ISS then executes a split vote for those accounts. For the avoidance of doubt, to the extent Broadridge provides this service, ISS shall not use any information associated with this service other than to receive this service from Broadridge and under no circumstance will any information or derivative information from this service be redistributed or used in any way other than internally at ISS for its lawful internal business purposes.	Echo vote positions based on the return % to the tabulator

3 – Manual Account Set Up Process – ISS forwards information to Broadridge to have accounts set up	These are paper ballots received at ISS which are returned for future Consolidated Datafeed set-up

4 – Hard Copy Material Pulls – Broadridge provides hard copies of Issuer material upon request	Pull hard copy material upon request

5 – Vote Reporting Service for certain accounts	Allow access to reporting

6 – ICS Online Access to US meetings	Review mailing and meeting status on online tool

7 – Sub Custodian Cut-off Dates on CDF, rather than market date	Provide the most specific cut-off based on the institution’s custodian

8 – Blocking indicators on the CDF	Provide specific blocking information based on the institution’s custodian

9 – Direct Summary ballots to ISS clients	Allow a hard copy of material to be sent to the client even if the account goes through the Consolidated Datafeed

10 – SWIFT voting	In limited and mutually agreed upon instances, Broadridge and ISS will provide voting via SWIFT.

Exhibit 12.2(h) – List of Entities Triggering a Change of Control Termination

***********

APPENDIX A

Global Proposal Procurement Process

***********